                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                                MICROISLET, INC.
                                ----------------
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                    59507Q106
                                    ---------
                                 (CUSIP Number)

                                October 31, 2003
                                ----------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule amendment is filed:

          |_|      Rule 13d-2(b)

          |_|      Rule 13d-2(c)

          |X|      Rule 13d-2(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59507Q106                  13G                      Page 2 of 10 Pages

________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     JACKSON ST. PARTNERS, 912017430
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group*
     (a)  [_]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization
     California
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          1,758,772
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    1,758,772
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,758,772
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                       [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)
     4.6% (as of the date hereof)
________________________________________________________________________________
12.  Type of Reporting Person*
     PN
________________________________________________________________________________
                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 59507Q106                  13G                      Page 3 of 10 Pages

________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     JOHN J. HAGENBUCH, TRUSTEE U/D/T SEPTEMBER 13, 1995
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group*
     (a)  [_]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization
     United States
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         2,051,080
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          1,768,772
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           2,051,080
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    1,768,772
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     3,819,852
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                        [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)
     9.8% (as of the date hereof)
________________________________________________________________________________
12.  Type of Reporting Person*
     OO
________________________________________________________________________________
                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 59507Q106                  13G                      Page 4 of 10 Pages

________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     JOHN J. HAGENBUCH
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group*
     (a)
     (b)
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization
     United States
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         2,051,080
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          1,768,772
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           2,051,080
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    1,768,772
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     3,819,852
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                        [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)
     9.8% (as of the date hereof)
________________________________________________________________________________
12.  Type of Reporting Person*
     in
________________________________________________________________________________
                      *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(a).        Name of Issuer:

                  MicroIslet, Inc.

ITEM 1(b).        Address of Issuer's Principal Executive Offices:

                  6370 Nancy Ridge Drive, Suite 112
                  San Diego, CA  92121

ITEM 2(a).        Name of Persons Filing:

                  Jackson St. Partners

                  John J. Hagenbuch, Trustee U/D/T September 13, 1995

                  John J. Hagenbuch

ITEM 2(b).        Address of Principal Business Office or, if none, Residence:

                  The address of the principal business office of John J. Hagenbuch, Trustee U/D/T September 13, 1995, Jackson St. Partners and John J. Hagenbuch is 3673 Jackson Street, San Francisco, CA 94118

ITEM 2(c).        Citizenship:

                  Jackson St. Partners:  California

                  John J. Hagenbuch, Trustee U/D/T September 13, 1995:
                  United States

                  John J. Hagenbuch:  United States

ITEM 2(d).        Title of Class of Securities:

                  Common Stock, Par Value $0.001 Per Share

ITEM 2(e).        CUSIP Number:

                  59507Q 10 6

ITEM 3.    NOT APPLICABLE.

ITEM 4.    OWNERSHIP.

           (a) Amount Beneficially Owned:

                  John J. Hagenbuch, Trustee U/D/T September 13, 1995 is the record owner of 1,322,200 shares of Common Stock, and warrants to purchase 728,880 shares of Common Stock. John J. Hagenbuch is the trustee of this trust, and has sole voting and dispositive power with respect to the shares held and the shares subject to the warrants. Jackson St. Partners is the record owner of 1,758,772 shares of Common Stock. John J. Hagenbuch is a partner in Jackson St. Partners and is the controlling natural person with respect to the shares held. Mr. Hagenbuch's natural minor children are the record owners of a total of 10,000 shares of Common Stock, for which Mr. Hagenbuch may be deemed to share voting and dispositive power with his spouse. Combined with the 1,758,772 shares held by Jackson St. Partners, Mr. Hagenbuch may be deemed to have shared voting and dispositive power with respect to 1,768,772 shares of Common Stock.

           (b) Percent of Class:

                  Jackson St. Partners:  4.6%
                  John J. Hagenbuch, Trustee U/D/T September 13, 1995: 9.8% John J. Hagenbuch: 9.8%
                  (Percentages as of the date hereof)

           (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                           Jackson St. Partners:  0
                           John J. Hagenbuch, Trustee U/D/T September 13, 1995:
                                2,051,080
                           John J. Hagenbuch:  2,051,080

                  (ii) shared power to vote or to direct the vote:

                           Jackson St. Partners:  1,758,772
                           John J. Hagenbuch, Trustee U/D/T September 13, 1995:
                                1,768,772
                           John J. Hagenbuch:  1,768,772

                  (iii) sole power to dispose or to direct the disposition of:

                           Jackson St. Partners:  0
                           John J. Hagenbuch, Trustee U/D/T September 13, 1995:
                                2,051,080
                           John J. Hagenbuch:  2,051,080

                  (iv) shared power to dispose or to direct the disposition of:

                           Jackson St. Partners:  1,758,772
                           John J. Hagenbuch, Trustee U/D/T September 13, 1995:
                                1,768,772
                           John J. Hagenbuch:  1,768,772

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [X]

                  Jackson St. Partners has beneficial ownership of less than 5% of the outstanding Common Stock of MicroIslet, Inc. as of the date hereof.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Included as shares for which each reporting person has shared voting and dispositive power are 10,000 shares owned by minor children of Mr. Hagenbuch, which children would have the right to the receipt of dividends from, and the proceeds from the sale of, such shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      March 26, 2004
                                      ------------------------------------------
                                      Date

                                      JACKSON ST. PARTNERS

                                      /s/ John J. Hagenbuch
                                      ------------------------------------------
                                      Signature

                                      John J. Hagenbuch/Partner
                                      ------------------------------------------
                                      Name/Title

                                      JOHN J. HAGENBUCH, TRUSTEE
                                      U/D/T SEPTEMBER 13, 1995

                                      /s/ John J. Hagenbuch
                                      ------------------------------------------
                                      Signature

                                      John J. Hagenbuch/Trustee
                                      ------------------------------------------
                                      Name/Title

                                      JOHN J. HAGENBUCH

                                      /s/ John J. Hagenbuch
                                      ------------------------------------------
                                      Signature

                                    EXHIBIT A

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of MicroIslet, Inc.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 26th day of March, 2004.

                                           JACKSON ST. PARTNERS

                                           /s/ John J. Hagenbuch
                                           -------------------------------------
                                           Signature

                                           John J. Hagenbuch/Partner
                                           -------------------------------------
                                           Name/Title

                                           JOHN J. HAGENBUCH, TRUSTEE
                                           U/D/T SEPTEMBER 13, 1995

                                           /s/ John J. Hagenbuch
                                           -------------------------------------
                                           Signature

                                           John J. Hagenbuch/Trustee
                                           -------------------------------------
                                           Name/Title

                                           JOHN J. HAGENBUCH

                                           /s/ John J. Hagenbuch
                                           -------------------------------------
                                           Signature

                                    EXHIBIT B

                                POWER OF ATTORNEY
                                -----------------

         The undersigned does hereby appoint John F. Steel IV, Hartoun Hartounian and William Kachioff, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership of equity securities in MicroIslet, Inc. deemed held by undersigned, Richard Schoninger, and to be reported pursuant to Sections 13(d), 13(f) and 13(g) of the Securities Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.

         IN WITNESS WHEREOF, this Power of Attorney has been executed as of the 26th day of March, 2004.

                                           JACKSON ST. PARTNERS

                                           /s/ John J. Hagenbuch
                                           -------------------------------------
                                           Signature

                                           John J. Hagenbuch/Partner
                                           -------------------------------------
                                           Name/Title

                                           JOHN J. HAGENBUCH, TRUSTEE
                                           U/D/T SEPTEMBER 13, 1995

                                           /s/ John J. Hagenbuch
                                           -------------------------------------
                                           Signature

                                           John J. Hagenbuch/Trustee
                                           -------------------------------------
                                           Name/Title

                                           JOHN J. HAGENBUCH

                                           /s/ John J. Hagenbuch
                                           -------------------------------------
                                           Signature